EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE	Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom
Citigate Sard Verbinnen
212/687-8080

VECTOR GROUP REPORTS FOURTH QUARTER AND FULL YEAR 2004
FINANCIAL RESULTS

     MIAMI, FL, March 17, 2005 — Vector Group Ltd. (NYSE: VGR) today announced financial results for the fourth quarter and full year ended December 31, 2004.

     For the full year ended December 31, 2004, revenues were $498.9 million, compared to $529.4 million for 2003. The Company recorded operating income of $15.4 million for 2004, compared to operating income of $0.5 million for 2003. The results for 2004 include a non-cash pre-tax inventory charge of $37.0 million recognized in the second quarter 2004 to adjust the carrying value of excess leaf tobacco inventory for the Quest brand and pre-tax restructuring charges of $13.7 million, and the results for 2003 include pre-tax restructuring and impairment charges of $21.3 million relating to the closing of Vector Tobacco’s Timberlake, North Carolina facility. Adjusting for the 2004 and 2003 restructuring and impairment charges, operating income for 2004 was $66.1 million, compared to operating income for 2003 of $21.8 million. Income from continuing operations was $4.0 million for 2004, or $0.10 per diluted common share, compared to a loss of $16.1 million, or $0.40 per diluted common share, for 2003. Gain from discontinued operations was $2.7 million in 2004, compared to a gain of $0.5 million in 2003. Net income for 2004 was $6.7 million, or $0.16 per diluted common share, compared to net loss of $15.6 million, or $0.38 per diluted common share, for 2003.

     Fourth quarter 2004 revenues were $128.0 million, compared to revenues of $127.6 million in the fourth quarter 2003. The Company recorded operating income of $11.8 million in the 2004 fourth quarter, compared to operating income of $11.0 million in the fourth quarter of 2003. The results for the fourth quarter 2004 include pre-tax restructuring charges of $6.2 million and the results for the fourth quarter 2003 include pre-tax restructuring charges of $1.2

-more-

million. Income from continuing operations was $8.6 million for the fourth quarter 2004, or $0.20 per diluted share, compared to income of $3.4 million, or $0.08 per diluted share, for the fourth quarter 2003. Gain from discontinued operations was $2.3 million in the fourth quarter 2004, compared to a gain of $0.1 million in the fourth quarter 2003. Net income for the 2004 fourth quarter was $10.9 million, or $0.25 per diluted common share, compared to net income of $3.5 million, or $0.08 per diluted common share, in the 2003 fourth quarter.

     For the three months and year ended December 31, 2004, the Company’s conventional cigarette business, which includes Liggett Group cigarettes and USA brand cigarettes, had revenues of $126.3 million and $484.9 million, respectively, compared to $121.8 million and $503.2 million for the three months and full year ended December 31, 2003, respectively. Operating income was $30.3 million for the fourth quarter 2004 and $110.7 million for the full year 2004, compared to $30.6 million for the fourth quarter of 2003 and $119.7 million for the full year 2003. The 2004 fourth quarter and full year results included pre-tax restructuring charges of $4.8 million and $11.1 million, respectively.

     Conference Call To Discuss Fourth Quarter and Full Year 2004 Results

     As previously announced, the Company will host a conference call and webcast on Thursday, March 17, 2005 at 11:00 A.M. (EST) to discuss fourth quarter and full year 2004 results. Investors can access the call by dialing 800-938-0653 or via live webcast at www.vcall.com

     A replay of the call will also be available shortly after the call ends on March 17, 2005 through March 31, 2005. To access the replay, dial 877-519-4471 and enter 5807938 as the conference ID number. The archived webcast will also be available at www.vcall.com for 30 days.

     Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc. and a controlling interest in New Valley Corporation. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.

[Financial Table Follows]

# # #

VECTOR GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands, Except Per Share Amounts)

	Three Months ended		Twelve Months ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenues:
Tobacco*	$127,991	$127,589	$498,860	$529,385

Total revenues	127,991	127,589	498,860	529,385
Expenses:
Cost of goods sold (including inventory Impairment of $0, $0, $37,000 and $0)	73,316	77,105	325,663	339,617
Operating, selling, administrative and general expenses	36,730	38,222	144,051	167,978
Restructuring and impairment charges	6,155	1,221	13,699	21,300

Operating income	11,790	11,041	15,447	490
Other income (expenses):
Interest and dividend income	1,015	1,280	2,563	4,696
Interest expense	(7,064)	(6,305)	(25,077)	(26,592)
Loss on extinguishment of debt	(4,694)	—	(5,333)	(1,721)
Gain on investments, net	2,776	879	8,664	1,955
Gain on sale of assets	—	478	—	478
Equity (loss) income from non-consolidated real estate businesses	(45)	265	9,782	901
Other, net	67	(2)	60	19

Income (loss) from continuing operations before provision (benefit) for income taxes and minority interests	3,845	7,636	6,106	(19,774)
(Benefit) provision for income taxes	(9,585)	4,741	(6,960)	(666)
Minority interests	(4,803)	532	(9,027)	2,976

Income (loss) from continuing operations	8,627	3,427	4,039	(16,132)
Discontinued operations:
Income from discontinued operations	79	122	458	522
Gain on disposal of discontinued operations, net of minority interests	2,231	—	2,231	—

Gain from discontinued operations	2,310	122	2,689	522

Net income (loss)	$10,937	$3,549	$6,728	$(15,610)

Per basic common share:
Income (loss) from continuing operations	$0.21	$0.08	$0.10	$(0.40)

Income from discontinued operations	$0.05	$0.01	$0.06	$0.02

Net income (loss) applicable to common shares	$0.26	$0.09	$0.16	$(0.38)

Basic weighted average common shares outstanding	41,749,129	40,824,261	41,403,744	40,681,214

Per diluted common share:
Income (loss) from continuing operations	$0.20	$0.08	$0.10	$(0.40)

Income from discontinued operations	$0.05	$—	$0.06	$0.02

Net income (loss) applicable to common shares	$0.25	$0.08	$0.16	$(0.38)

Diluted weighted average common shares outstanding	43,488,690	42,938:565	43,222,027	40,681:214

*	Revenues and Cost of goods sold include excise taxes of $42,945, $45,874, $175,674 and $195,342, respectively.